EXHIBIT 10.2

SUMMARY DESCRIPTION OF 2005 MICP

On April 5, 2005, the Board of Directors of the Company approved the 2005 MICP targets which are applicable to the Expected Named Executives for the fiscal year ending January 31, 2006 (“Fiscal 2005”).  For Fiscal 2005, the target incentive for annual incentive compensation for each Expected Named Executive is fifty percent (50%) of their respective base salary, with an over-achievement opportunity up to a maximum of one hundred percent (100%) of their respective base salary.  Incentive components for each Expected Named Executive are based on a financial measurement, the achievement by the Company of a specified return on net capital employed in Fiscal 2005, although the Board reserves the right to consider other subjective factors and to alter or modify the MICP in its discretion.